Exhibit 99.1

IMUNON Appoints Douglas V. Faller, M.D., Ph.D., as Chief Medical Officer

Dr. Faller joins IMUNON with more than 30 years of industry, academic and laboratory experience, with specialized expertise in oncology and immunology

LAWRENCEVILLE, N.J., Feb. 10, 2025 (GLOBE NEWSWIRE) – IMUNON, Inc. (NASDAQ: IMNN), a clinical-stage company in late-stage development with its DNA-mediated immunotherapy, today announced the appointment of Douglas V. Faller, M.D., Ph.D., as chief medical officer, effective February 18, 2025. In this role, Dr. Faller will lead the company’s clinical strategy including advancing its lead program IMNN-001 for the treatment of newly diagnosed advanced ovarian cancer, which is on track to enter a Phase 3 pivotal trial in the first quarter of 2025.

“We are pleased to welcome Dr. Faller to the executive team as we enter a new stage of growth at IMUNON with plans to advance our first Phase 3 pivotal trial in the first quarter of this year,” said Stacy Lindborg, Ph.D., president and chief executive officer of IMUNON. “His deep expertise and leadership across all stages of research and drug development from early to registrational clinical programs, including specialized experience in oncology and immunology, will be a significant advantage for us as we continue to advance IMNN-001 toward potential commercialization as rapidly as possible and make important progress across our broad pipeline of non-viral DNA-based immunotherapies leveraging our TheraPlas® and PlaCCine® technology platforms. By expanding and strengthening our executive leadership team, IMUNON is well positioned for continued progress and success in the years ahead.”

Dr. Faller joins IMUNON with more than 30 years of experience at biotechnology and pharmaceutical companies leading strategies across discovery, preclinical, clinical and regulatory stages of small molecule development in several therapeutic areas including oncology, immunology and hematology. He also brings more than 25 years of experience in academic clinical and laboratory research settings with a focus on drug discovery and development, oncology and hematology, and cell and molecular biology. Dr. Faller most recently served as chief medical officer at Skyhawk Therapeutics, where he was responsible for global clinical and regulatory development of novel small molecule RNA-splicing modifiers for the treatment of hematological and solid tumors and rare neurological diseases. Before that, he served as chief medical officer at Oryzon Genomics, Inc. Previously, he worked at Takeda for more than five years in roles of increasing responsibility, most recently serving as executive medical director where he led the development of multiple late-stage therapies including a CAR-T program for leukemias and lymphomas and solid tumor programs including in gynecologic oncology.

Dr. Faller received an M.D. from Harvard Medical School and a Ph.D. and B.S. from the Massachusetts Institute of Technology. He was professor of medicine at Harvard Medical School, and subsequently he founded and served as first director of Boston University Comprehensive Cancer Center where he was also Grunebaum Professor for Cancer Research and professor of medicine, biochemistry, pediatrics, microbiology, pathology and laboratory medicine. Dr. Faller is the scientific founder of multiple biotechnology and pharmaceutical companies.

“IMUNON has great potential in setting new standards in the frontline treatment of newly diagnosed advanced ovarian cancer with the company’s lead IMNN-001 program, bringing hope to thousands of women with late-stage disease who desperately need new treatment options that can make a meaningful difference in their lives,” said Dr. Faller. “The data emerging from the company’s Phase 2 OVATION 2 Study are especially impressive, demonstrating for the first time clinically meaningful improvements in overall survival and progression-free survival in women treated with an IL-12 immunotherapy plus chemotherapy. With several important milestones ahead, including initiation of OVATION 3, the Phase 3 trial of IMNN-001, I look forward to working closely with the team to generate new levels of momentum in our clinical programs moving forward.”

The Company today also announced that the Compensation Committee of the Company’s Board of Directors approved the grant of inducement stock options to purchase a total of 100,000 shares of common stock (collectively, the “Inducement Option Grants”) to Dr. Faller in connection with his appointment as Chief Medical Officer. The Inducement Option Grants were approved in accordance with Nasdaq Listing Rule 5635(c)(4) and will be made on February 18, 2025, as a material inducement to such employee’s entry into employment with the Company.

The Inducement Option Grants will have an exercise price per share equal to the closing price of Imunon’s common stock as reported by Nasdaq on February 18, 2025. The Inducement Option Grants have a 10-year term and a four-year vesting schedule, with 25% of the shares subject to the option vesting on the first anniversary of the grant date and the remaining underlying shares vesting annually such that they will be fully vested on the fourth anniversary of the grant date, subject to the applicable employee’s continued service with Imunon through each applicable vesting date.

About IMNN-001 Immunotherapy

Designed using IMUNON’s proprietary TheraPlas® platform technology, IMNN-001 is an IL-12 DNA plasmid vector encased in a nanoparticle delivery system that enables cell transfection followed by persistent, local secretion of the IL-12 protein. IL-12 is one of the most active cytokines for the induction of potent anticancer immunity acting through the induction of T-lymphocyte and natural killer cell proliferation. IMUNON previously reported positive safety and encouraging Phase 1 results with IMNN-001 administered as monotherapy or as combination therapy in patients with advanced peritoneally metastasized primary or recurrent ovarian cancer and completed a Phase 1b dose-escalation trial (the OVATION 1 Study) of IMNN-001 in combination with carboplatin and paclitaxel in patients with newly diagnosed ovarian cancer. IMUNON previously reported positive results from the recently completed Phase 2 OVATION 2 Study, which assessed IMNN-001 (100 mg/m2 administered intraperitoneally weekly) plus neoadjuvant and adjuvant chemotherapy (NACT) of paclitaxel and carboplatin compared to standard-of-care NACT alone in 112 patients with newly diagnosed advanced ovarian cancer.

About IMUNON

IMUNON is a clinical-stage biotechnology company focused on advancing a portfolio of innovative treatments that harness the body’s natural mechanisms to generate safe, effective and durable responses across a broad array of human diseases, constituting a differentiating approach from conventional therapies. IMUNON is developing its non-viral DNA technology across its modalities. The first modality, TheraPlas®, is developed for the gene-based delivery of cytokines and other therapeutic proteins in the treatment of solid tumors where an immunological approach is deemed promising. The second modality, PlaCCine®, is developed for the gene delivery of viral antigens that can elicit a strong immunological response.

The Company’s lead clinical program, IMNN-001, is a DNA-based immunotherapy for the localized treatment of advanced ovarian cancer that has completed Phase 2 development. IMNN-001 works by instructing the body to produce safe and durable levels of powerful cancer-fighting molecules, such as interleukin-12 and interferon gamma, at the tumor site. Additionally, the Company has entered a first-in-human study of its COVID-19 booster vaccine (IMNN-101). IMUNON will continue to leverage these modalities and to advance the technological frontier of plasmid DNA to better serve patients with difficult-to-treat conditions. For more information, please visit www.imunon.com.

Forward-Looking Statements

IMUNON wishes to inform readers that forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, but not limited to, statements regarding the timing for commencement of a Phase 3 trial of IMNN-001, the timing and enrollment of the Company’s clinical trials, the potential of any therapies developed by the Company to fulfill unmet medical needs, the market potential for the Company’s products, if approved, the potential efficacy and safety profile of our product candidates, and the Company’s plans and expectations with respect to its development programs more generally, are forward-looking statements. We generally identify forward-looking statements by using words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances). Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, uncertainties relating to unforeseen changes in the course of research and development activities and in clinical trials, including the fact that interim results are not necessarily indicative of final results; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time and risk of failure of conducting clinical trials; the need for IMUNON to evaluate its future development plans; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in IMUNON’s filings with the Securities and Exchange Commission. IMUNON assumes no obligation, except to the extent required by law, to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:

Media	Investors
CG Life	ICR Healthcare
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